Bergstrom Capital Corporation
Form N-SAR
For Period Ending 12/31/96
File Number (c) 811-1641
Attachment Per Item 77
Sub-Item 77Q1(e)

INVESTMENT MANAGEMENT AND ADVISORY AGREEMENT


     THIS AGREEMENT is entered into as of the 14th day of June, 1996 by and between RCM Capital
Management, L.L.C., a Delaware limited liability company
("RCM"), and Bergstrom Advisers, Inc., a Delaware corporation
(the "Adviser"):

     1.   Subject to any express provisions or
limitations set forth in writing, a copy of which is attached hereto or has been previously furnished to RCM, the Adviser hereby grants to RCM full authority to manage the investment and reinvestment of the cash and securities in the account of Bergstrom Capital Corporation, a Delaware corporation (the "Client"), Account No. B2Y8 (the "Portfolio"), presently held by State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts 02110 (the "Custodian"), the proceeds thereof, and any additions thereto, in RCM's discretion but consistent with the investment objectives, policies and restrictions of the Client. In this connection, RCM is empowered, through any of its officers or employees:

          (a) to invest and reinvest in shares, stocks, bonds, notes, and other obligations of every description issued or incurred by governmental bodies, corporations, mutual funds, trusts, associations or firms, in trade acceptances and other commercial paper, and in deposits at interest on call or on time, whether or not secured by collateral;

          (b)  to buy, sell, or exercise rights and
warrants to subscribe for stock or securities; and

          (c) to take such other action, or direct the Custodian to take such other action, as may be necessary or desirable to carry out the purpose and intent of the foregoing, except that RCM shall not be required to take any action with respect to the voting of proxies solicited by or with respect to the issuers of securities in which Portfolio assets may be invested.

Upon 24 hours' notice to RCM, the Adviser is authorized to transfer cash and securities of the Client into and out of he Portfolio in its discretion.

     2. In consideration of the services performed by RCM hereunder, the Adviser will pay to RCM, as they become due and payable, management fees determined in accordance with the attached Schedule of Fees.

     3. Nothing contained herein shall be deemed to authorize RCM to take or receive physical possession of any cash or securities held in the Portfolio by the Custodian, it being intended that sole responsibility for safekeeping thereof (in such investments as RCM may direct), and the consummation of all such purchases, sales, deliveries and investments made pursuant to RCM's direction, shall rest upon the Custodian.

     4. (a) Unless otherwise specified in writing to RCM by the Adviser, all orders for the purchase and sale of securities for the Portfolio shall be placed in such markets and through such brokers as in RCM's best judgment shall offer the most favorable price and market for the execution of each transaction. The Adviser understands and agrees that RCM may effect securities transactions which cause the ccount to pay an amount of commission in excess of the amount of commission another broker or dealer would have charged. Provided, however, that RCM determines in good faith that such amount of commission is reasonable in relation to the value of brokerage and research services provided by such broker or dealer, viewed in terms of either the specific transaction or RCM's overall responsibilities to the accounts for which RCM exercises investment discretion. The Adviser also understands that the receipt and use of such services will not reduce RCM's customary and normal research activities.

          (b) The Adviser agrees that RCM may aggregate sales and purchase orders of securities held in the Portfolio with similar orders being made simultaneously for other portfolios managed by RCM if, in RCM's reasonable judgment, such aggregation shall result in an overall economic benefit to the Portfolio, taking into consideration the advantageous selling or purchase price and brokerage commission. In accounting for such aggregated order, price and commission shall be averaged on a per bond or share basis daily. The Adviser acknowledges that RCM's determination of such economic benefit to the Portfolio is based on an evaluation that the Portfolio is benefited by relatively better purchase or sales prices, lower commission expenses and beneficial timing of transactions, or a combination of these and other factors.

     5. RCM represents that it is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended.

     6.   RCM agrees:

          (a)  to give the Adviser and the Client the
benefit of RCM's best judgment and efforts in rendering services to the Adviser and the Client as provided in this Agreement;

          (b)  to furnish the Adviser and the Client
with monthly statements of the Portfolio, valued, for each security listed on any national securities exchange at the last quoted sale price on the valuation date reported on the composite tape or, in the case of securities not so reported, by the principal exchange on which the security is traded, and for any other security or asset in a manner determined in good faith by RCM to reflect its fair market value;

          (c) to furnish to the Adviser and the Client statements evidencing any purchases and sales for the Portfolio as soon as practicable after such transaction has taken place;

          (d)  to maintain strict confidence in regard
to the Portfolio;

          (e)  to notify the Adviser and the Client of
any change in ownership of RCM in advance, if reasonable, and otherwise as soon as practicable after such change occurs;
and

          (f)  to indemnify the Adviser and the Client
against any losses, claims, damages, liabilities or expenses arising out of or based upon any untrue statement of any material fact contained in any registration statement, prospectus, proxy statement, report or other document, or any amendment or supplement thereto, or arising out of or based upon any omission to state therein any material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent that such untrue statement or omission was made in reliance upon and in conformity with information furnished to the Adviser or the Client by RCM specifically for use in the preparation thereof.

     7.   The Adviser agrees:

          (a)  to advise RCM of the investment
objectives, policies and restrictions of the Client as they apply to the Portfolio and of any changes or modifications therein and to notify RCM of any other changes in the Portfolio of which RCM would not otherwise have knowledge and which would be material to RCM;

          (b)  to give RCM written notice of any
investments made for the Portfolio that the Adviser deems to be in violation of the investment objectives, policies or restrictions of the Client;

          (c) to maintain in strict confidence and for use only with respect to the Client all investment advice given by RCM; and

          (d) not to hold RCM, or any of its directors, officers or employees, liable under any circumstances for any error of judgment or other action taken or omitted by RCM in the good faith exercise of its powers hereunder, or arising out of an act or omission of the Custodian or of any broker or agent selected by RCM in good faith and in a commercially reasonable manner, excepting matters as to which RCM shall be finally adjudged to have been guilty of willful misfeasance, bad faith, gross negligence, reckless disregard of duty or breach of fiduciary duty involving personal misconduct (all as used in the Investment Company Act of 1940, as amended (the "1940 Act")).

     8.   The Adviser understands and agrees:

          (a)  that RCM performs investment management
services for various clients and that RCM may take action with respect to any of its other clients which may differ from action taken or from the timing or nature of action taken with respect to the Portfolio, so long as it is RCM's policy, to the extent practical, to allocate investment opportunities to the Portfolio over a period of time on a fair and equitable basis relative to other clients; and

          (b)  that RCM shall have no obligation to
purchase or sell for the Portfolio any security which RCM, or its directors, officers or employees, may purchase or sell for its or their own accounts or the account of any other client, if in the opinion of RCM such transaction or investment appears unsuitable, impractical or undesirable for the Portfolio.

     9. This Agreement shall remain in effect until November 6, 1997 and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by vote of a majority of outstanding voting securities (as used in the 1940 Act) of the Client or by the Board of Directors of the Client, together with, in each instance, the vote of a majority of those directors of the Client who are not interested persons (as used in the 1940 Act) of the Client, the Adviser or RCM cast in person at a meeting called for the purpose of voting on such continuance. The Client may, at any time and without the payment of any penalty, terminate this Agreement upon sixty days' written notice to RCM and to the Adviser either by majority vote of the Board of Directors of the Client or by the vote of a majority of the outstanding voting securities (as used in the 1940 Act) of the Client. With the prior approval of the Board of Directors of the Client, the Adviser may at any time terminate this Agreement without the payment of any penalty upon sixty days' written notice to RCM. RCM may at any time terminate this Agreement without payment of penalty on sixty days' written notice to the Adviser and to the Client. This Agreement shall immediately terminate in the event of its assignment (as used in the 1940 Act) or upon termination of the Investment Management and Advisory Agreement, dated as of March 27, 1989, between the Adviser and the Client.

     10.  This Agreement shall be construed in
accordance with the laws of the State of California and the applicable provisions of the 1940 Act. To the extent applicable law of the State of California, or any of the provisions herein, conflict with applicable provisions of the 1940 Act, the latter shall control.

     11.  Each of the individuals whose signature
appears below warrants that he has full authority to execute this Agreement on behalf of the party on whose behalf he has affixed his signature to this Agreement.


Dated: _June 14, 1996.

RCM CAPITAL MANAGEMENT, L.L.C.    BERGSTROM ADVISERS, INC.



By: ____________________________  By: _______________________
     Name: _____________________         Erik E. Bergstrom,
     Title: ____________________             President

SCHEDULE OF FEES

          Effective Date:  June 14, 1996.

          (a) The fee for the period from the effective date referred to above to the end of the calendar quarter shall be obtained by multiplying the market value of cash and securities in the Portfolio as of the close of business on the last day of the calendar quarter by one-fourth of the applicable annual fee rate(s) indicated below, prorated for the percentage of the calendar quarter which the Portfolio is under management.

          (b) The fee for subsequent calendar quarters shall be obtained by multiplying the market value of cash and securities in the Portfolio as of the close of business on the last day of the calendar quarter by one-fourth of the applicable annual fee rate(s) indicated below.

          (c) If the Investment Management and Advisory Agreement terminates prior to the end of a calendar quarter, the fee for the period from the beginning of such calendar quarter to the date of termination shall be obtained by multiplying the market value of cash and securities in the Portfolio as of the close of business on the date of termination by one-fourth of the applicable annual fee rate(s) indicated below, prorated for the percentage of the calendar quarter which the Portfolio is under management.

          (d) Shares of the RCM Growth Equity Fund, Inc., any successor thereto, and any other investment company advised by RCM shall not be considered securities in the Portfolio for purposes of the foregoing calculations.

          (e) All fees shall be payable upon receipt of a fee statement.

          Value of Securities and Cash                      Fee

On the first $10,000,000 or fraction thereof  . . . .70% annually
On the next $10,000,000 or fraction thereof . . . . .60% annually
On the next $20,000,000 or fraction thereof . . . . .50% annually
On the next $20,000,000 or fraction thereof . . . . .35% annually
On the next $40,000,000 or fraction thereof . . . . .30% annually
On sums exceeding $100,000,000  . . . . . . . . . . .25% annually

Dated: June 14, 1996.

RCM CAPITAL MANAGEMENT, L.L.C.    BERGSTROM ADVISERS, INC.



By:  ___________________________  By:         ___________________________
     Name:  ____________________            Erik E. Bergstrom
     Title:  ___________________                President